AGREEMENT

This is an agreement made and entered into this 15th day of September 2000

Between

Prime Equipment Inc., 2505 Chandler Avenue, Suite #1, Las Vegas, NV, 89120 U.S.A. (Buyer)

and

Datico S.p.A., 2007 Burgherio (MI) - V.Ie Lombardia 298/300 - ITALY (Seller).

1. The seller manufacturer minimodem, modem sharing unit, xDSL modem and other Data Communication devices in Annex 1.

2. The Buyer desires selling these equipments in United States and Canada.

Therefore, in consideration of the mutual promises and agreements hereafter made by the Buyer and Seller and for other good and valuable consideration, it is agreed as follows:

2. Appointments and Exclusivity

The Seller appoints the Buyer as exclusive Sales Distributor for the Seller's Data Communication listed devices for two years starting on the date that this agreement is signed by both parties.

3. Minimum Sales Requirements

Minimum sales year 1(one): 600 pieces of different devices.

4. This agreement is for a term of Two (2) year but may be terminated sooner if:

a) Either party notifies the other at least 60 days before the first or subsequent anniversary of the agreement of his intention to withdraw the agreement, or

b) One party is willful violation of any of its terms or conditions and this situation should persist for 30 days after notification by the other party that such violation exist.

5. This agreement will be automatically extended after the period of Two (2) year from year thereafter.

The Seller will furnish the Buyer with copies of quotations, price-list, correspondence and other acknowledgements sent to Customers within the territory.

If either of the parties hereto elects to terminate this agreement, the Seller will be entitled to deliver and/or commission on all orders accepted by the Buyer which had been transmitted prior to expiration date of this agreement, and all quotations outstanding at the time of termination which result in accepted orders within sixty (60) days after termination.

No modification or extension shall be executed in writing by both parties.

6. The Buyer will use his best efforts and make available the use of his sales force for the purpose of promoting the sale of Seller's products within the territory of USA & CANADA.

7. The Seller agrees in return for disclosure of confidential price and market information, not to become a sales agent for products of other manufacturers competitive to those, which are subject to this agreement.

8. The Seller will supply the Buyer with reasonable quantities of advertising matter, price lists and technical literature as required at no cost.

9. Prices shall be quoted F.O.B. factory Seller and reserves the right to change prices at any time and shall give Buyer 30 days written notice of any such change.

10. This agreement does not make Buyer an agent or Seller land no power is conveyed, expressed or implied enabling representative to make undertaking on behalf of Seller in any matter whatsoever.

11. This agreement is a sales agreement only and conveys no rights to utilize manufacturing processes, patents, trademarks, trade names or other industrial property of Seller, except for advertising placed to secure sale.

12. Seller will furnish Buyer with copies of quotations, price-list, correspondence and other acknowledgements sent to customers within the territory.

13. No modification or extension shall be executed in writing by both parties.

14. Attachments: price-list and documentation.

15. Law and arbitration.

This agreement, all deliveries there under as well as other relations between parties shsall be governed by Italian Law.

Any dispute arising out of or in connection with this agreement shall be settled without recourse to the courts by one arbitrator appointed by the Arbitration Committee of the International Chamber of Commerce and the arbitration rules of the Committee shall apply. The arbitration shall take place in Milan.

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In witness whereof the parties hereto have executed this agreement effective this day and year first mentioned above.

BUYER:

By: /S/ GIOVANNI IACHELLI

Title: President

Date

SELLER: DATICO S.p.A.

By: /S/ FRANCO FRAULINO

Title: Technical Manager